EXHIBIT 5
                            SULLIVAN & WORCESTER LLP
                             ONE POST OFFICE SQUARE
                           BOSTON, MASSACHUSETTS 02109
     IN WASHINGTON, D.C.         (617) 338-2800             IN NEW YORK CITY
1025 CONNECTICUT AVENUE, N.W.   FAX NO. 617-338-2880        767 THIRD AVENUE
   WASHINGTON, D.C. 20036                               NEW YORK, NEW YORK 10017
       (202) 775-8190                                        (212) 486-8200
    FAX NO. 202-293-2275                                  FAX NO. 212-758-2151

                                            November 26, 1997

         Iron Mountain Incorporated
         745 Atlantic Avenue
         Boston, Massachusetts 02111

         Ladies and Gentlemen:

                  In connection with the registration by Iron Mountain Incorporated, a Delaware corporation ("Iron Mountain"), of shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), for issuance in connection with the merger (the "Merger") of Arcus Group, Inc., a Delaware corporation ("Arcus"), with and into Iron Mountain Incorporated, a Delaware corporation ("Iron Mountain"), pursuant to the terms of an Agreement and Plan of Merger, dated as of September 26, 1997, as amended, among Iron Mountain, Arcus, United Acquisition Company and Arcus Technology Services, Inc. (the "Merger Agreement"), this opinion is furnished to you to be filed as Exhibit 5 to the Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") filed with the Securities and Exchange Commission (the "Commission").

                  We have acted as counsel to Iron Mountain in connection with the preparation of the Registration Statement, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement, the Amended and Restated Certificate of Incorporation of Iron Mountain, as amended to date, corporate records, certificates and statements of officers of Iron Mountain and of public officials, and such other documents as we have considered necessary in order to furnish the opinion hereinafter set forth. We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.

                  Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance by the Board of Directors of Iron Mountain and, when the Merger has been duly approved by the stockholders of Arcus and Iron Mountain and a Certificate of Merger, reflecting the terms of the Merger Agreement, has been duly filed with the Secretary of State of the State of Delaware, upon issuance and delivery of certificates for the Shares against tender of certificates evidencing shares of Common Stock, par value $.0001 per share, and Preferred Stock, par value $.0001 per share, of Arcus outstanding at the Effective Time of the Merger (as established pursuant to the Merger Agreement), in accordance with the procedure established in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable by Iron Mountain.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm made therein under the caption "Legal Matters." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

                                            Very truly yours,

                                            /s/  Sullivan & Worcester LLP

                                            SULLIVAN & WORCESTER LLP